Exhibit 99.1
BRINKER INTERNATIONAL REPORTS THIRD QUARTER OF FISCAL 2021 RESULTS AND PROVIDES FOURTH QUARTER OF FISCAL 2021 OUTLOOK
DALLAS (April 28, 2021) – Brinker International, Inc. (NYSE: EAT) today announced results for the third quarter of fiscal 2021 ended March 24, 2021, and provided a financial update for the fourth quarter of fiscal 2021.
“I am very pleased with the ongoing growth of our business as our guests are able to return in greater numbers to Chili’s and Maggiano’s dining rooms,” said Wyman Roberts, CEO and President. “This reopening trend, supported by investment in our digital platforms and virtual brands, now has us meaningfully outperforming our F19 sales and traffic results.”
Fiscal 2021 Highlights - Third Quarter
The third quarter of fiscal 2021 results reflect the continued impact from the COVID-19 pandemic. At the end of the third quarter, substantially all of our Company-owned restaurant dining rooms or patios were open in some capacity in accordance with state and local mandates.
•Operating income in the third quarter of fiscal 2021 increased to $52.2 million as compared to $41.1 million in the third quarter of fiscal 2020.
•Restaurant operating margin in the third quarter of fiscal 2021 increased to 13.9% in the third quarter of fiscal 2021 compared to 12.8% in the third quarter of fiscal 2020.
•Chili’s Company sales in the third quarter of fiscal 2021 increased to $749.0 million in the third quarter of fiscal 2021 as compared to $748.7 million in the third quarter of fiscal 2020.
•Net income per diluted share, on a GAAP basis, in the third quarter of fiscal 2021 was $0.73 compared to $0.81 in the third quarter of fiscal 2020, and excluding special items Net income per diluted share in the third quarter of fiscal 2021 was $0.78 compared to $1.28 in the third quarter of fiscal 2020.
•Net cash provided by operating activities in the thirty-nine week period ended March 24, 2021 was $268.6 million, and capital expenditures totaled $62.4 million resulting in free cash flow of $206.2 million.
•The estimated impact of Winter Storm “Uri” during the third quarter of fiscal 2021 was a decrease in Company sales of $10.5 million, comparable restaurant sales of 1.2%, and Net income per diluted share, excluding special items, of $0.06.
For comparable restaurant sales details and non-GAAP reconciliations, please refer to the Non-GAAP Information and Reconciliations section of this release.
Comparable Restaurant Sales for Selected Periods in Fiscal 2021 vs. Fiscal 2019
The following table compares fiscal 2021 to fiscal 2019 due to the impact of the pandemic on fiscal 2020 sales:

	Comparable Restaurant Sales
	January	February	March	MTD April Through April 21st
Brinker	(11.4)%	(12.6)%	(1.8)%	6.3%
Chili’s	(6.7)%	(8.8)%	2.0%	10.1%
Maggiano’s	(41.0)%	(38.0)%	(29.5)%	(19.7)%
Comparable restaurant sales includes restaurants that are currently open and had been open under the Company’s ownership at least six months at the beginning of the third quarter of fiscal 2019.

Financial Metrics

	Third Quarter
	2021	2020	% Change
Company sales	$813.7	$840.4	(3.2)%
Total revenues	$828.4	$860.0	(3.7)%

Operating income	$52.2	$41.1	27.0%
Operating income as a percentage of Total revenues	6.3%	4.8%	1.5%
Restaurant operating margin, non-GAAP(1)	$112.9	$107.6	4.9%
Restaurant operating margin as a percentage of Company sales, non-GAAP	13.9%	12.8%	1.1%

Net income per diluted share(2)	$0.73	$0.81	(9.9)%
Net income per diluted share, excluding special items, non-GAAP(2)	$0.78	$1.28	(39.1)%

Comparable Restaurant Sales - Company Owned	Q3:21 vs 20	Q3:20 vs 19
Brinker	(3.3)%	(5.9)%
Chili’s	0.0%	(5.3)%
Maggiano’s	(29.6)%	(9.9)%
(1)Restaurant operating margin is defined as Company sales less Company restaurant expenses which includes Food and beverage costs, Restaurant labor and Restaurant expenses, and excludes Depreciation and amortization, General and administrative and Other (gains) and charges (see non-GAAP reconciliation below).
(2)Net income per diluted share reflects the impact of 8.1 million shares of common stock sold in an offering in the fourth quarter of fiscal 2020.
Fourth Quarter of Fiscal 2021 Guidance
We are providing a financial outlook for the fourth quarter of fiscal 2021. The uncertainties created by the ongoing COVID-19 pandemic, as well as other risks and uncertainties, could cause actual results to differ materially from those projected.
•Revenues are expected to be in the range of $950 million to $1.0 billion.
•Net income per diluted share, excluding special items, is expected to be in the range of $1.55 to $1.70.
•Diluted weighted average shares outstanding for the fourth quarter are expected to be in the range of 47.0 million to 48.0 million.
Fiscal 2021 is a 53-week year, and includes an extra operating week in the fourth quarter.
We are unable to reliably forecast special items such as restaurant impairments, restaurant closures, reorganization charges and legal settlements without unreasonable effort. As such, we do not present a reconciliation of forecasted non-GAAP measures to the corresponding GAAP measures. If special items are reported during fiscal 2021, reconciliations to the appropriate GAAP measures will be provided.

Third Quarter of Fiscal 2021 Operating Performance
Segment Performance
The table below presents selected financial information (in millions, except as noted) related to our segments’ operational performance for the thirteen week periods ended March 24, 2021 and March 25, 2020:

	Chili’s			Maggiano’s
	Third Quarter		Variance	Third Quarter		Variance
	2021	2020		2021	2020
Company sales	$749.0	$748.7	$0.3	$64.7	$91.7	$(27.0)
Franchise and other revenues	14.0	15.7	(1.7)	0.7	3.9	(3.2)
Total revenues	$763.0	$764.4	$(1.4)	$65.4	$95.6	$(30.2)

Operating income	$80.3	$58.7	$21.6	$1.4	$4.0	$(2.6)
Operating income as a % of Total revenues	10.5%	7.7%	2.8%	2.1%	4.2%	(2.1)%

Company restaurant expenses(1)	$641.6	$648.4	$(6.8)	$59.0	$84.3	$(25.3)
Company restaurant expenses as a % of Company sales	85.7%	86.6%	(0.9)%	91.2%	91.9%	(0.7)%
Restaurant operating margin - non-GAAP	$107.4	$100.3	$7.1	$5.7	$7.4	$(1.7)
Restaurant operating margin as a % of Company sales - non-GAAP	14.3%	13.4%	0.9%	8.8%	8.1%	0.7%
(1)    Company restaurant expenses includes Food and beverage costs, Restaurant labor and Restaurant expenses, and excludes Depreciation and amortization, General and administrative and Other (gains) and charges.
Chili’s
•Chili’s Company sales increased primarily due to increased off-premise sales including It’s Just Wings, partially offset by lower dining room sales and the impact of Winter Storm Uri.
•Chili’s Company restaurant expenses, as a percentage of Company sales, decreased primarily due to lower advertising expenses, lower hourly labor expenses, and favorable menu item mix, partially offset by higher expenses related to delivery fees and supplies in connection with the growth in off-premise sales and higher manager bonus expenses.
Maggiano’s
•Maggiano’s Company sales decreased primarily due to lower dining room sales, partially offset by increased off-premise sales.
•Maggiano’s Company restaurant expenses, as a percentage of Company sales, decreased primarily due to lower manager and hourly labor expenses, lower repairs and maintenance expenses, lower variable rent expenses, favorable menu item mix, lower banquet expenses, lower credit card fees, lower advertising expenses and lower utilities expenses. These decreases were partially offset by sales deleverage, higher expenses related to delivery fees and supplies in connection with the growth in off-premise sales, higher manager bonus expenses and higher insurance expenses.
Franchise and other revenues
•Franchise and other revenues declined primarily due to the ongoing impact of the COVID-19 pandemic on our domestic and global franchise restaurants. Our franchisees generated sales of approximately $190.8 million in the third quarter of fiscal 2021 compared to $218.0 million in the third quarter of fiscal 2020.

•Maggiano’s Franchise and other revenues decreased primarily due to lower banquet volume driven by the ongoing impact of the COVID-19 pandemic.
Income Taxes
•On a GAAP basis, the effective income tax rate increased to 11.7% in the third quarter of fiscal 2021 compared to a benefit of 13.2% in the third quarter of fiscal 2020 primarily driven by leverage on the FICA tip tax credit, partially offset by the favorable impact of excess benefits associated with stock-based compensation. Excluding the impact of special items (see non-GAAP reconciliation below for details), the effective income tax rate increased to 15.0% in the third quarter of fiscal 2021 compared to 4.7% in the third quarter of fiscal 2020 driven by improved operating performance.
Webcast Information
Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter and business updates. The call will broadcast live on Brinker’s website today, April 28, 2021 at 9 a.m. CDT:
http://investors.brinker.com/events/event-details/q3-2021-brinker-international-earnings-conference-call
For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on Brinker’s website until the end of the day May 12, 2021.
Additional financial information, including statements of income which detail operations excluding special items, franchise and other revenues, and comparable restaurant sales trends by brand, is also available on Brinker’s website under the Financial Information section of the Investor tab.
Forward Calendar
•SEC Form 10-Q for the third quarter of fiscal 2021 filing on or before May 3, 2021
•Earnings release call for the fourth quarter of fiscal 2021 on August 18, 2021
Non-GAAP Measures
Brinker management uses certain non-GAAP measures in analyzing operating performance and believes that the presentation of these measures in this release provides investors with information that is beneficial to gaining an understanding of the Company’s financial results. Non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP measures are included in the tables below.
About Brinker
Brinker International, Inc. is one of the world’s leading casual dining restaurant companies. Based in Dallas, Texas, as of March 24, 2021, Brinker owned, operated, or franchised 1,657 restaurants under the names Chili’s® Grill & Bar (1,603 restaurants) and Maggiano’s Little Italy® (54 restaurants).
Forward-Looking Statements
The statements and tables contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which could cause actual results to differ materially from our historical results or from those projected in forward-looking statements, and are currently, or in the future could be, amplified by the novel strain of the coronavirus (“COVID-19”) pandemic. Such risks and uncertainties include, among other things, uncertainty of the magnitude, duration, geographic reach and impact of the COVID-19 pandemic on local, national and global economies; the current, and uncertain future, impact of the COVID-19 pandemic and governments’ responses to it on our industry, business, growth, reputation, projections, prospects, financial condition, operations, cash flows, and liquidity; the adequacy or effectiveness of steps we take to respond to the COVID-19 crisis, including cost reduction or other mitigation programs; the impact of competition; changes in consumer preferences; consumer perception of food safety; reduced disposable income; unfavorable publicity; increased minimum wages; governmental regulations; the impact of mergers, acquisitions, divestitures and other strategic transactions; the Company’s ability to meet its business strategy plan; loss of key management personnel; failure to hire and retain high-quality restaurant management; the impact of social media; failure to protect the security of data of our guests and team members; product availability; regional business and economic conditions; litigation; franchisee success; inflation; changes in the retail industry; technology failures; failure to protect our intellectual property; outsourcing; impairment of goodwill or assets; failure to maintain effective internal control over financial reporting; actions of activist shareholders; adverse weather conditions; terrorist acts; health epidemics or pandemics (such as COVID-19); and tax reform; as well as the risks and uncertainties described in “Risk Factors” in our Annual Report on Form 10-K and future filings with the Securities and Exchange Commission.

BRINKER INTERNATIONAL, INC.
Consolidated Statements of Comprehensive Income (Unaudited)
(In millions, except per share amounts)

	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	March 24, 2021	March 25, 2020	March 24, 2021	March 25, 2020
Revenues
Company sales	$813.7	$840.4	$2,288.1	$2,451.8
Franchise and other revenues(1)	14.7	19.6	41.1	63.5
Total revenues	828.4	860.0	2,329.2	2,515.3
Operating costs and expenses
Food and beverage costs	213.9	226.7	606.3	653.6
Restaurant labor	270.8	285.9	774.6	846.2
Restaurant expenses	216.1	220.2	629.9	652.2
Depreciation and amortization	37.4	43.5	112.0	120.9
General and administrative	33.7	23.3	94.2	95.9
Other (gains) and charges(2)	4.3	19.3	13.5	30.7
Total operating costs and expenses	776.2	818.9	2,230.5	2,399.5
Operating income	52.2	41.1	98.7	115.8
Interest expenses	14.1	14.3	43.1	44.2
Other income, net	(0.3)	(0.4)	(1.2)	(1.4)
Income before income taxes	38.4	27.2	56.8	73.0
Provision (benefit) for income taxes	4.5	(3.6)	0.2	(0.6)
Net income	$33.9	$30.8	$56.6	$73.6

Basic net income per share	$0.74	$0.83	$1.25	$1.97

Diluted net income per share	$0.73	$0.81	$1.22	$1.94

Basic weighted average shares outstanding	45.5	37.2	45.3	37.3

Diluted weighted average shares outstanding	46.7	37.8	46.2	38.0

Other comprehensive income (loss)
Foreign currency translation adjustments(3)	$0.3	$(1.0)	$1.1	$(1.1)
Other comprehensive income (loss)	0.3	(1.0)	1.1	(1.1)
Comprehensive income	$34.2	$29.8	$57.7	$72.5
(1)Franchise and other revenues include royalties, delivery service income, gift card breakage, franchise advertising fees, digital entertainment revenues, Maggiano’s banquet service charge income, franchise and development fees, gift card discount costs from third-party gift card sales and merchandise income.

(2)    Other (gains) and charges included in the Consolidated Statements of Comprehensive Income (Unaudited) included (in millions):

	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	March 24, 2021	March 25, 2020	March 24, 2021	March 25, 2020
Loss from natural disasters, net of (insurance recoveries)	$1.8	$(0.9)	$2.0	$(0.6)
Remodel-related costs	0.9	0.6	1.8	2.1
COVID-19 related charges	0.9	16.1	3.1	16.1
Restaurant closure charges	0.3	0.3	2.2	3.4
Foreign currency transaction (gain) loss	0.1	2.3	(0.3)	2.2
Restaurant impairment charges	—	—	2.5	4.6
Lease modification gain, net	—	—	(0.5)	(3.1)
Acquisition of franchise restaurants costs, net	—	1.1	—	2.6
Other	0.3	(0.2)	2.7	3.4
	$4.3	$19.3	$13.5	$30.7
(3)    Foreign currency translation adjustment included in our Comprehensive income in the Consolidated Statements of Comprehensive Income (Unaudited) represents the unrealized impact of translating the financial statements of our Canadian restaurants from Canadian dollars to U.S. dollars. This amount is not included in Net income and would only be realized upon disposition of these restaurants.
BRINKER INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions)

	March 24, 2021	June 24, 2020
ASSETS
Total current assets	$252.4	$224.4
Net property and equipment	751.6	805.3
Operating lease assets	1,025.8	1,054.6
Deferred income taxes, net	47.5	38.2
Other assets	231.7	233.5
Total assets	$2,309.0	$2,356.0
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Total current liabilities	$577.8	$497.9
Long-term debt and finance leases, less current installments	1,017.0	1,208.5
Long-term operating lease liabilities, less current portion	1,023.7	1,061.6
Other liabilities	81.1	67.1
Total shareholders’ deficit	(390.6)	(479.1)
Total liabilities and shareholders’ deficit	$2,309.0	$2,356.0
Of the 1,120 Company-owned restaurants, at March 24, 2021, we own both the building and land for 42 restaurants. The related book values associated with these restaurants included land of $33.1 million and buildings of $11.6 million.

BRINKER INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Thirty-Nine Week Periods Ended
	March 24, 2021	March 25, 2020
Cash flows from operating activities
Net income	$56.6	$73.6
Adjustments to reconcile Net income to Net cash provided by operating activities:
Depreciation and amortization	112.0	120.9
Stock-based compensation	11.3	9.0
Restructure and impairment charges	6.5	24.8
Net loss on disposal of assets	1.1	1.1
Other	2.7	1.7
Changes in assets and liabilities	78.4	6.7
Net cash provided by operating activities	268.6	237.8
Cash flows from investing activities
Payments for property and equipment	(62.4)	(82.0)
Proceeds from sale of assets	1.6	1.0
Proceeds from note receivable	1.5	2.2
Payments for franchise restaurant acquisitions	—	(94.6)
Net cash used in investing activities	(59.3)	(173.4)
Cash flows from financing activities
Payments on revolving credit facility	(210.0)	(630.0)
Borrowings on revolving credit facility	28.4	806.8
Payments on long-term debt	(14.3)	(12.4)
Purchases of treasury stock	(4.1)	(32.3)
Payments for debt issuance costs	(2.2)	(1.0)
Payments of dividends	(1.5)	(43.3)
Proceeds from issuance of treasury stock	14.1	1.6
Net cash (used in) provided by financing activities	(189.6)	89.4
Net change in cash and cash equivalents	19.7	153.8
Cash and cash equivalents at beginning of period	43.9	13.4
Cash and cash equivalents at end of period	$63.6	$167.2

BRINKER INTERNATIONAL, INC.
Restaurant Summary

			New Openings
			Fiscal 2021
	Total Restaurants Open at March 24, 2021	Total Restaurants Open at March 25, 2020	Third Quarter Openings	Fiscal Year Openings	Full Year Projected Openings
Company-owned restaurants
Chili’s domestic	1,063	1,060	2	6	8
Chili’s international	5	5	—	—	—
Maggiano’s domestic	52	52	—	—	—
Total Company-owned	1,120	1,117	2	6	8
Franchise restaurants
Chili’s domestic	172	178	2	3	3
Chili’s international	363	379	2	6	7
Maggiano’s domestic	2	1	—	1	1
Total franchise	537	558	4	10	11
Total Company-owned and franchise
Chili’s domestic	1,235	1,238	4	9	11
Chili’s international	368	384	2	6	7
Maggiano’s domestic	54	53	—	1	1
Total	1,657	1,675	6	16	19

			Relocation Openings
Chili’s domestic Company-owned relocations			—	2	2

NON-GAAP INFORMATION AND RECONCILIATIONS
Comparable Restaurant Sales
Q3 21 and Q3 20

	Comparable Restaurant Sales(1)		Price Impact		Mix-Shift(3)		Traffic
	Q3:21 vs 20(2)	Q3:20 vs 19	Q3:21 vs 20	Q3:20 vs 19	Q3:21 vs 20	Q3:20 vs 19	Q3:21 vs 20	Q3:20 vs 19
Company-owned	(3.3)%	(5.9)%	0.6%	1.0%	(6.2)%	(0.1)%	2.3%	(6.8)%
Chili’s	0.0%	(5.3)%	0.5%	0.9%	(4.5)%	0.3%	4.0%	(6.5)%
Maggiano’s	(29.6)%	(9.9)%	1.2%	1.8%	(9.2)%	(1.5)%	(21.6)%	(10.2)%
Chili’s franchise(4)	0.2%	(7.7)%
U.S.	5.2%	(6.3)%
International	(8.8)%	(9.5)%
Chili’s domestic(5)	0.6%	(5.4)%
System-wide(6)	(2.8)%	(6.2)%
(1)    Comparable Restaurant Sales include all restaurants that have been in operation for more than 18 months except acquired restaurants which are included after 12 months of ownership. Restaurants temporarily closed 14 days or more are excluded from comparable restaurant sales. Percentage amounts are calculated based on the comparable periods year-over-year.
(2)    Comparable Restaurant Sales for Q3:21 vs 20 include the results of It’s Just Wings, a virtual brand launched nationally in June 2020.

(3)    Mix-Shift is calculated as the year-over-year percentage change in Company sales resulting from the change in menu items ordered by guests.
(4)    Chili’s franchise sales generated by franchisees are not included in revenues in the Consolidated Statements of Comprehensive Income (Unaudited); however, we generate royalty revenues and advertising fees based on franchisee revenues, where applicable. We believe presenting Chili’s franchise comparable restaurant sales provides investors relevant information regarding total brand performance.
(5)    Chili’s domestic Comparable Restaurant Sales percentages are derived from sales generated by Company-owned and franchise-operated Chili’s restaurants in the United States.
(6)    System-wide Comparable Restaurant Sales are derived from sales generated by Company-owned Chili’s and Maggiano’s restaurants in addition to the sales generated at franchise-operated Chili’s restaurants.
Reconciliation of Net Income Excluding Special Items (in millions, except per share amounts)
Brinker believes excluding special items from its financial results provides investors with a clearer perspective of the Company’s ongoing operating performance and a more relevant comparison to prior period results.

	Third Quarter
	Q3 21	EPS Q3 21	Q3 20	EPS Q3 20
Net income - GAAP	$33.9	$0.73	$30.8	$0.81
Special items(1)	4.4	0.09	23.7	0.63
Income tax effect related to special items(2)	(1.1)	(0.02)	(6.0)	(0.16)
Special items, net of taxes	3.3	0.07	17.7	0.47
Adjustment for special tax items(3)	(0.8)	(0.02)	0.0	0.00
Net income, excluding special items - Non-GAAP	$36.4	$0.78	$48.5	$1.28
(1)    Special items in the third quarter of fiscal 2021 consist of a charge of $4.3 million in Other (gains) and charges and $0.1 million of incremental depreciation expenses associated with a change in estimated useful life of certain restaurant-level long-lived assets. Special items in the third quarter of fiscal 2020 consist of $19.3 million in Other (gains) and charges that includes charges primarily related to the COVID-19 pandemic and $4.4 million of incremental depreciation expenses associated with a change in estimated useful life of certain restaurant-level long-lived assets.
(2)    Income tax effect related to special items is based on the statutory tax rate in effect at the end of each period presented.
(3)    Adjustment for special tax items in the third quarter of fiscal 2021 primarily related to excess tax windfalls associated with stock-based compensation. Adjustment for special tax items in the third quarter of fiscal 2020 was negligible.

Reconciliation of Restaurant Operating Margin (in millions, except percentages)

	Chili’s		Maggiano’s		Brinker
	Q3 21	Q3 20	Q3 21	Q3 20	Q3 21	Q3 20
Operating income - GAAP	$80.3	$58.7	$1.4	$4.0	$52.2	$41.1
Operating income as a percentage of Total revenues	10.5%	7.7%	2.1%	4.2%	6.3%	4.8%

Operating income - GAAP	$80.3	$58.7	$1.4	$4.0	$52.2	$41.1
Less: Franchise and other revenues	(14.0)	(15.7)	(0.7)	(3.9)	(14.7)	(19.6)
Plus: Depreciation and amortization	31.0	36.5	3.4	3.8	37.4	43.5
General and administrative	7.0	5.9	1.3	1.1	33.7	23.3
Other (gains) and charges	3.1	14.9	0.3	2.4	4.3	19.3
Restaurant operating margin - non-GAAP	$107.4	$100.3	$5.7	$7.4	$112.9	$107.6
Restaurant operating margin as a percentage of Company sales	14.3%	13.4%	8.8%	8.1%	13.9%	12.8%
Restaurant operating margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative to operating income as an indicator of financial performance. Restaurant operating margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance of ongoing restaurant-level operations. This non-GAAP measure is not indicative of overall Company performance and profitability because this measure does not directly accrue benefit to the shareholders due to the nature of costs excluded. We define Restaurant operating margin as Company sales less Food and beverage costs, Restaurant labor and Restaurant expenses. We believe this metric provides a more useful comparison between periods and enables investors to focus on the performance of restaurant-level operations by excluding revenues not related to food and beverage sales at Company-owned restaurants, corporate General and administrative expenses, Depreciation and amortization, and Other (gains) and charges.
Restaurant operating margin excludes Franchise and other revenues which are earned primarily from franchise royalties, advertising fees, and other non-food and beverage revenues streams such as delivery service income, gift card breakage, banquet service charges and digital entertainment revenues. Depreciation and amortization expenses, substantially all of which are related to restaurant-level assets, are excluded because such expenses represent historical costs which do not reflect current cash outlays for the restaurants. General and administrative expenses include primarily non-restaurant-level costs associated with support of the restaurants and other activities at our corporate offices and are therefore excluded. We believe that excluding special items, included within Other (gains) and charges, from Restaurant operating margin provides investors with a clearer perspective of the Company’s ongoing operating performance and a more useful comparison to prior period results. Restaurant operating margin as presented may not be comparable to other similarly titled measures of other companies in our industry.
Reconciliation of Free Cash Flow (in millions)
Brinker believes presenting free cash flow provides a useful measure to evaluate the cash flow available for reinvestment after considering the capital requirements and expenditures of our business operations.

Thirty-Nine Week Period Ended March 24, 2021
Cash flows provided by operating activities - GAAP	$268.6
Capital expenditures	(62.4)
Free cash flow - non-GAAP	$206.2

FOR ADDITIONAL INFORMATION, CONTACT:

MIKA WARE
INVESTOR RELATIONS
investor.relations@brinker.com

MEDIA RELATIONS
media.requests@brinker.com

(800) 775-7290
3000 OLYMPUS BOULEVARD
DALLAS, TEXAS 75019